Exhibit 10.1
Corrected Version Dated
October 10, 2007
Amendment and Supplement to Pipeline Lease Agreement
     This Amendment and Supplement to Pipeline Lease Agreement (this “Amendment”) is made and entered into effective August 31, 2007, by and between HEP Pipeline Assets, Limited Partnership, a Delaware limited partnership (“HEP”), and Alon USA, LP, a Texas limited partnership (“Alon”). HEP and Alon sometimes shall be referred to herein, collectively, as the “Parties.”
RECITALS
     A. On February 21, 1997, Navajo Pipeline Company, a Delaware corporation (“Navajo”), and American Petrofina Pipe Line Company, a Delaware corporation (“American Petrofina”), executed that certain Pipeline Lease Agreement pursuant to which Navajo leased to American Petrofina certain undivided interests in the capacity of Navajo’s 12” – 8” petroleum products pipeline that extends between Orla, Texas and El Paso, Texas (said Pipeline Lease Agreement shall be hereinafter referred to as the “Pipeline Lease Agreement”).
     B. Effective July 13, 2004, HEP became the owner of the pipeline that is the subject of the Pipeline Lease Agreement and the successor-in-interest to all of Navajo’s rights, interests, and obligations under the Pipeline Lease Agreement.
     C. Effective July 31, 2000, Alon became the successor-in-interest to all of American Petrofina’s rights, interests, and obligations under the Pipeline Lease Agreement.
     D. HEP and Alon desire to amend and supplement certain provisions of the Pipeline Lease Agreement that address leased pipeline capacity, lease terms, and rent.
     NOW, THEREFORE, in exchange for the mutual covenants and other considerations described in this Amendment, the receipt and sufficiency of which are hereby acknowledged, HEP and Alon agree as follows:
     1. Definitions. As used in this Amendment, the term the “pipeline” shall have the meaning ascribed to such term in Recital Paragraph A of the Pipeline Lease Agreement. All other terms used, but not otherwise defined in this Amendment, shall have the meanings ascribed to such terms in the Pipeline Lease Agreement.
     2. Recitals Paragraphs. The Parties acknowledge and agree that the recital paragraphs above are an integral part of this Amendment.
     3. Amendment to Initial Lease. The Parties acknowledge that, prior to this Amendment, the Initial Lease was for a lease of an undivided interest in the capacity of the pipeline equal to 7,500 barrels per day, and that the Initial Lease Term would expire on August 31, 2008. The Parties agree that the Initial Lease is amended such that, from September 1, 2008, the Initial Lease shall be a lease of an undivided interest in the capacity of the pipeline equal to 5,000 barrels per day. The Parties further agree that the Initial Lease Term is amended such that the expiration of the Initial Lease Term shall occur on August 31, 2018. The Parties acknowledge and agree that the Initial Lease Renewal Option provided for in Section 4.A.2 of the Pipeline Lease Agreement shall continue to exist, but that the second sentence of Section 4.A.2 of the Pipeline Lease Agreement shall be amended to read as follows: “Lessee may exercise the Initial Lease Renewal Option by delivering Lessor written notice of the exercise of the Initial Lease Renewal Option no later than August 31, 2017.”
     4. Option for Expansion Lease. During the period between September 1, 2008 and the expiration of the Initial Lease Term (as amended in the immediately preceding section of this Amendment), Alon shall have the option to lease an additional undivided interest in the capacity of the pipeline equal to 2,500 barrels per day. The option described in the preceding sentence shall be hereinafter referred to as the “Expansion Option.” In order to exercise the Expansion Option, Alon shall provide HEP with notice of the exercise of such option at least sixty (60) days in advance of the date on which Alon desires to commence the additional lease (hereinafter referred to as the “Expansion Lease”) of an additional undivided interest in the capacity of the pipeline equal to 2,500 barrels per day. The commencement date of the term of any such Expansion Lease shall be hereinafter referred to as the “Expansion Date,” and must be on the first day of a calendar month. In the event that Alon exercises the Expansion Option, the term of the Expansion Lease shall commence on the Expansion Date and expire on the last day of the calendar month that immediately precedes the tenth (10th) anniversary of the Expansion Date. For the sake of clarity, the Expansion Lease provided for in this Section 4 of the Amendment would be in addition to the Initial Lease (as amended in this Amendment), the Second Lease, and the Option Lease provided for in the Pipeline Lease Agreement.
     5. Amendments to Rent Amount. Effective September 1, 2008, the Base Rent and the Rent Amount for the Initial Lease shall be reduced to the amounts that are two-thirds the Base Rent and Rent Amount, respectively, that were in effect for the Initial Lease on July 31, 2008. In the event that Alon exercises the Expansion Option, Alon shall pay to HEP rent for the Expansion Lease, in monthly installments in advance, beginning on the Expansion Date, as follows: The Base Rent and the Rent Amount for the Expansion Lease shall, effective on the Expansion Date, be equal to the amounts that are fifty percent (50%) of the Base Rent and Rent Amount, respectively, in effect for the Initial Lease during the month when the Expansion Date occurs. The Rent Amount for the Initial Lease, the Second Lease, the Option Lease, and any Expansion Lease shall be adjusted on each anniversary of the Execution Month as provided in Section 5.B of the Pipeline Lease Agreement (which is entitled “Base Rent Adjuster”).
     6. Exercise of Second Lease Renewal Option. Pursuant to Section 4(B)(2) of the Pipeline Lease Agreement (which is entitled “Option to Renew”), Alon hereby exercises the Second Lease Renewal Option, and the Second Lease Renewal Term shall expire on July 31, 2020.
     7. Deletion of Section 24. Section 24 of the Pipeline Lease Agreement (which is entitled “EARLIER TERMINATION”) is hereby deleted in its entirety from the Pipeline Lease Agreement.
     8. Effect of Amendment. Except as provided herein, all of the provisions of the Pipeline Lease Agreement shall be and remain in full force and effect.

     IN WITNESS WHEREOF, HEP and Alon have caused this Amendment to be executed on the dates shown below, but effective as of August 31, 2007.

HEP PIPELINE ASSETS, LIMITED PARTNERSHIP

By:	HEP Pipeline GP, L.L.C.
its General Partner,

By:	Holly Energy Partners — Operating, L.P.
its Sole Member

By:	/s/ David G. Blair David G. Blair
Senior Vice President

10/09/2007 Date of Signature

ALON USA, LP

By:	ALON USA, GP, LLC, a Delaware limited liability company, its General Partner

By:	/s/ Joseph A. Concienne

10/10/2007
Date of Signature